Exhibit 5.1

Weil, Gotshal & Manges llp	AUSTIN BOSTON BRUSSELS BUDAPEST DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE RHODE ISLAND SHANGHAI SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.
767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007
DIRECT LINE
August 12, 2005

Refco Inc.
One World Financial Center
200 Liberty Street, 24th Floor
New York, NY 10281

Ladies and Gentlemen:

We have acted as counsel to Refco Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (as amended, the “S-8 Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 7,650,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company. 4,015,860 of the Shares (the “Issued Shares”) have been issued by the Company prior to the date of filing the S-8 Registration Statement and 3,634,140 additional Shares (the “Unissued Shares”) may be issued by the Company following the filing of the S-8 Registration Statement, in each case pursuant  to its 2005 Stock Incentive Plan (the “Plan”), to be filed as Exhibit 4.1 to the S-8 Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the S-8 Registration Statement, the Plan, the Company’s Certificate of Incorporation and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized, the Issued Shares have been validly issued and are fully paid and non-assessable and the Unissued Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the S-8 Registration Statement and to any and all references to our firm in the S-8 Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP